Exhibit 19.1

SMITH & WESSON BRANDS, INC.

POLICY ON INSIDE INFORMATION AND INSIDER TRADING

1.
PURPOSE

In the course of your relationship with Smith & Wesson Brands, Inc. (the “Company”) or one or more of its subsidiaries, you may have access to information about the Company that is not generally available to the public. A principal purpose of the federal securities laws is to prohibit so-called “insider trading”, which occurs when a person uses material non-public information (“inside information”) about a company to make decisions to buy, sell, or otherwise trade the company’s securities (including common stock, debt securities, and stock options) or to provide that information (“tip”) to others outside the company. Section 7 discusses the terms “material,” “non-public,” and “inside information”.

Because of your relationship with the Company, you have certain responsibilities under the federal securities laws with respect to inside information. The purpose of this Policy on Inside Information and Insider Trading (the “Policy”) is to describe the Company’s policies regarding the protection of material non-public information and trading and tipping, as well as the expected standards of conduct each member of the Board of Directors of the Company (a “Director” and, collectively, the “Board”), each person required to file reports under Section 16 (a “Section 16 Officer”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regardless of whether that person has been classified by the Board as an executive officer, and each employee of the Company with respect to these sensitive matters. You should read this Policy carefully and comply with this Policy at all times.

2.
SCOPE

This Policy applies to every Director and Section 16 Officer of the Company, to every employee of the Company, and to any family members who reside in the household of any such person. Therefore, all references to “you” in this Policy mean you, as well as any family members. Family member means any family member who resides in your household and any family member who does not reside in your household but whose transactions in securities of the Company are directed by you or are subject to your influence or control (e.g., parents or adult children who can be expected to consult with you before they trade in securities of the Company).

Section 3 prohibits trading in certain circumstances and applies to all Directors, Section 16 Officers, and employees. Section 4 imposes special additional restrictions and applies to Directors, Section 16 Officers, and “restricted employees,” which includes the personnel listed on Exhibit A.

The Nominations and Corporate Governance Committee may recommend, and the Board may approve, others as Section 16 Officers or make other changes in the classification of individuals as Section 16 Officers, in each case upon written notice to them. The Company’s General Counsel (the “GC”) will maintain a list of all Section 16 Officers. The Company’s Human Resources Department will maintain a list of all restricted employees, which will be reviewed quarterly with the Company’s Chief Financial Officer (the “CFO”) and may be updated from time to time after consultation with the Company’s CFO.

The term “non-restricted employees” includes all employees other than Section 16 Officers and restricted employees.

3.
POLICY FOR DIRECTORS, SECTION 16 OFFICERS, RESTRICTED EMPLOYEES, AND non‑RESTRICTED EMPLOYEES
3.1.
Applicability.

This Section 3 applies to all Directors, Section 16 Officers, and employees of the Company as well as any family members, unless otherwise stated herein.

3.2.
General Policy Regarding Trading and Tipping.
3.2.1.
You may not trade in securities of the Company (or any other entity, such as a customer, supplier, possible acquisition target, or competitor) at any time that you possess material non-public information about the Company (or about such other entity). This restriction applies both to purchases and sales of securities regardless of how or from whom the material non-public information has been obtained. Section 5 includes information about written plans, contracts, instructions, or arrangements that may be made under Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Trading Plan”). For the avoidance of doubt, “trading” means any purchase, sale, or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon exercise of options and trades made under an employee benefit plan (e.g., 401(k) plan).
3.2.2.
If you are a non-restricted employee, you may trade in securities of the Company at any time and without prior approvals provided that you are not in possession of material non-public information concerning the Company.
3.2.3.
If you are a non-restricted employee and wish to enter into, amend, modify, or terminate a Rule 10b5-1 Trading Plan, you must follow the procedures set forth in Section 5.3 and are subject to the restrictions set forth in Section 5.2.
3.2.4.
You may not convey (or “tip”) material non-public information regarding the Company (or any other entity, such as a customer, supplier, possible acquisition target, or competitor of the Company) to any other person. The concept of unlawful tipping includes passing on such information to friends, family members, or acquaintances. You may, of course, provide such information to other Company employees or representatives on a “need to know” basis in the course of performing your job with the Company.
3.2.5.
You may not engage in derivatives trading or hedging involving the Company’s securities or pledging or margining the Company’s common stock, which include trading in call or put options involving the Company’s securities as well as “short sales” of the Company’s securities.

3.2.6.
You must promptly report to the Company’s Chief Executive Officer (the “CEO”), CFO, or GC any trading in the Company’s securities by Company personnel or disclosure of material non-public information by Company personnel that you believe may violate this Policy or the securities laws of the United States.
3.2.7.
As and when circumstances require, the Company’s CFO may implement additional restrictions (including “blackout periods” as discussed in Section 4.2) on non-restricted employees as a result of significant unannounced corporate developments.
3.3.
Certain Securities Acquired Through the Company Equity Plans.
3.3.1.
Employee Stock Purchase Plan – If you are a Section 16 Officer or an employee, the trading prohibitions and restrictions set forth in this Policy do not apply to periodic payroll contributions by you to the Company’s Employee Stock Purchase Plan (the “ESPP”) pursuant to the terms and conditions of the ESPP under an election made when you were not aware of material non-public information about the Company. However, while you are aware of material non-public information about the Company, you may not alter your instructions regarding the purchase or sale of the Company’s securities in the ESPP, including (i) electing to begin participating or ceasing to participate in the ESPP, (ii) increasing or decreasing the percentage of your payroll contributions to the ESPP; or (iii) selling the common stock issued by the Company pursuant to the ESPP, subject to the exception in Section 4.3.2.2.
3.3.2.
Stock Options – All sales of securities acquired through the exercise of employee stock options granted by the Company are subject to this Policy. The exercise of employee stock options granted by the Company is exempt from this Policy if the exercise price and statutory tax withholdings are paid in cash or on a “net share basis” in which the Company withholds a portion of the shares underlying the options. This Policy, however, does apply in the case of a Broker-Assisted Cashless Exercise. A Broker-Assisted Cashless Exercise is the exercise of a stock option through a broker in which a portion of the exercised shares are sold into the market and the requisite amount of the sale proceeds are used to pay the exercise price, tax obligations, or both.
3.3.3.
Restricted Stock or Restricted Stock Units – The prohibitions of this Policy do not apply to the deduction of shares by the Company to satisfy the statutory tax withholding liability upon the vesting or delivery of restricted stock or restricted stock units (“RSUs”).
3.4.
Safeguarding Material Non-Public Information.
3.4.1.
Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal Company documents.
3.4.2.
Before material information relating to the Company or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent the Company who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature and conversations on mobile phones should be conducted with care. In addition, you should not transmit confidential information through the Internet, including social media sites, blogs, or online forums, or any electronic mail system that is not secure.
3.4.3.
To ensure the Company’s confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside the Company. If you are contacted by the media or by a securities analyst seeking information about the Company or any of its subsidiaries and if you have not been expressly authorized by the Company’s CEO or CFO to provide information to the media or to analysts, you should refer the call to the Company’s CEO or CFO.
4.
ADDITIONAL RESTRICTIONS FOR DIRECTORS, SECTION 16 OFFICERS, AND/or RESTRICTED EMPLOYEES
4.1.
Applicability.

Except as specifically set forth below, this Section 4 applies to all Directors, Section 16 Officers, and restricted employees.

4.2.
Blackout Periods. To avoid improper conduct or the appearance of impropriety, Directors, Section 16 Officers, and restricted employees are prohibited from trading in the Company’s securities and entering into, amending, or modifying Rule 10b5-1 Trading Plans during times when the Company is most likely to have (or is presumed to have) material non-public information available. These “blackout periods” may vary in length and will be imposed because these persons generally have access to a range of financial and other sensitive information about the Company.
4.2.1.
Quarterly Blackout Periods – Trading in the Company’s securities and entering into, amending, or modifying Rule 10b5-1 Trading Plans are prohibited during the period beginning at the close of the market on the last business day of the calendar month immediately preceding the Company’s next fiscal quarter end and ending 48 hours after the public release of the Company’s quarterly and annual earnings.
4.2.2.
Rule 10b5-1 Trading Plan Blackout Periods for Directors and Section 16 Officers – If you are a Director or a Section 16 Officer, you may not trade, even in accordance with a previously approved Rule 10b5-1 Trading Plan, commencing on the first day of the two-week period prior to an earnings announcement by the Company and continuing until 48 hours thereafter.
4.2.3.
Other Blackout Periods – The Company’s CFO, from time to time, may impose additional special blackout periods on Directors, Section 16 Officers, and restricted employees as a result of significant unannounced corporate developments. If the Company’s CFO imposes a special blackout period, she or he will notify the Directors, Section 16 Officers, and restricted employees affected.

4.3.
Trading Windows.
4.3.1.
Quarterly Trading Windows – Generally, you may trade in the Company’s securities or enter into, amend, or modify a Rule 10b5-1 Trading Plan during the period beginning 48 hours after the public release of the Company’s quarterly or annual earnings and ending at the close of the market on the last day of the calendar month immediately preceding the Company’s next fiscal quarter end (the “trading window” or “open window”).
4.3.2.
Exceptions
4.3.2.1.
Except as set forth in Section 4.2.2 for Directors and Section 16 Officers, trading windows are not applicable with respect to trading pursuant to a Rule 10b5-1 Trading Plan, provided you have obtained pre-clearance from the Company’s CFO that such trading plan would not violate this Policy.
4.3.2.2.
Except for Section 16 Officers, stock acquired pursuant to the ESPP may be sold on the next business day following acquisition regardless of whether such business day is during a trading window, provided that you are not in possession of material non-public information at the time of sale.
4.3.3.
In certain very limited circumstances, the Company may waive the requirement that trades be made and Rule 10b5-1 Trading Plans be entered into, amended, or modified only during the trading window.
4.4.
Restricted Employees. If you are a restricted employee, except for trades made in accordance with an existing Rule 10b5-1 Trading Plan, you may trade in securities of the Company only (a) during a trading window, subject to limited case-by-case waivers by the Company’s CFO after consultation with the Company’s GC and (b) after you have obtained pre-clearance from the Company’s CFO.
4.5.
Directors and Section 16 Officers. If you are a Director or a Section 16 Officer:
4.5.1.
You may trade in securities of the Company only in limited number of ways:
4.5.1.1.
In an open window for transactions that will be completed during an open window (an “Immediate Trade”) provided that (a) the Director or Section 16 Officer sends an email to the Company’s CFO, giving not less than 24 hours nor more than 48 hours advance notice of an intention to trade in securities of the Company, (b) the Director or Section 16 Officer will be responsible directly or through the broker to report, not later than the opening of market on the day following the transaction, the date of the transaction, the number of shares involved in the transaction, the price per share of the shares involved in the transaction, and the source of the shares (ESPP, RSU, or open market purchases) and (c) the Director or Section 16 Officer must not possess material non-public information regarding the Company at the time of the transaction, or

4.5.1.2.
Through a Rule 10b5-1 Trading Plan (as described below in Section 5) that may be entered into (a) during an open window, subject to limited case-by-case waivers by the Company’s CFO after consultation with the Company’s GC and (b) after obtaining pre-clearance of the Rule 10b5-1 Trading Plan from the Company’s CFO. The Company’s CFO must obtain pre‑approval from the Company’s CEO for her or his own Rule 10b5-1 Trading Plan.
4.5.2.
Pursuant to Section 4.2.2, you may not trade, even in accordance with a previously approved Rule 10b5-1 trading plan, commencing on the first day of the two-week period prior to an earnings announcement by the Company and continuing until 48 business hours thereafter.
4.6.
Competitors. You may not trade in securities of Sturm, Ruger & Company, Inc. or any similar competitor of the Company unless you have obtained pre-clearance from the Company’s CFO.
4.7.
Employee Stock Purchase Plan. If you are a Section 16 Officer or a restricted employee:
4.7.1.
You must obtain pre-clearance from the Company’s CFO before you may alter your instructions regarding the purchase or sale of the Company securities in the ESPP, including (i) electing to begin participating or ceasing to participate in the ESPP, (ii) increasing or decreasing the percentage of your payroll contributions to the ESPP; or (iii) selling the common stock issued by the Company pursuant to the ESPP, subject to the exception in Section 4.3.2.2; and
4.7.2.
You may alter your instructions regarding the purchase or sale of the Company securities in the ESPP, including (i) electing to begin participating or ceasing to participate in the ESPP, (ii) increasing or decreasing the percentage of your payroll contributions to the ESPP; or (iii) selling the common stock issued by the Company pursuant to the ESPP, subject to the exception in Section 4.3.2.2, only during a trading window, subject to limited case-by-case waivers by the Company’s CFO after consultation with the Company’s GC.
5.
RULE 10b5-1 TRADING PLANS
5.1.
If you are a Director, Section 16 Officer, or employee (non-restricted or restricted) and you are not effecting an Immediate Trade as set forth above in Section 4.5.1.1, you may (i) enter into, amend, or modify a Rule 10b5-1 Trading Plan at any time you are not in possession of material non-public information about the Company and (ii) enter into, amend, or modify a Rule 10b5-1 Trading Plan only after you have obtained pre‑clearance from the Company’s CFO that such Rule 10b5-1 Trading Plan would not violate this Policy (“pre-clearance”). Even if you receive pre-clearance, you may enter into, amend, or modify a Rule 10b5-1 Trading Plan only so long as you are not in possession of material non-public information about the Company. If you are a Director, Section 16 Officer, or restricted employee, you are also subject to the provisions in Section 4 with respect to entering into, amending, or modifying a Rule 10b5-1 Trading Plan.
5.2.
With respect to a Director or Section 16 Officer, no trade shall be made pursuant to a new, amended, or modified Rule 10b5-1 Trading Plan entered into pursuant to Section 5.1 (including obtaining pre-clearance) until the later of (i) 90 days after the adoption or modification of the trading plan, or (ii) two business days following the filing by the Company of the quarterly report on Form 10-Q or annual report on Form 10-K for the fiscal quarter in which the plan was adopted, amended, or modified; provided that, in any event, such cooling-off period is not required to exceed 120 days following adoption or modification of the plan. With respect to an employee (non-restricted or restricted), no trade shall be made pursuant to a new, amended, or modified Rule 10b5-1 Trading Plan entered into pursuant to Section 5.1 (including obtaining pre-clearance) until 30 days after the adoption or modification of the trading plan.
5.3.
When adopting a new, amended, or modified Rule 10b5-1 Trading Plan, a Director or Section 16 Officer must include in the plan written representations certifying that he or she (i) is not aware of material nonpublic information about Company or its securities and (ii) is adopting, amending, or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5.
5.4.
You are generally prohibited from maintaining more than one Rule 10b5-1 Trading Plan for open market purchases or sales of the Company’s securities at any given time unless one of the following three exemptions is met:
5.4.1.
A person may enter into more than one plan with different broker-dealers or other agents and treat the plans as a single “plan” so long as, when taken as a whole, the “plan” complies with all of the requirements of Rule 10b5-1;
5.4.2.
A person may adopt one later-commencing plan so long as trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. If the earlier-commencing plan is terminated earlier, the later-commencing plan must have a cooling-off period that starts when the first plan terminates; and
5.4.3.
A person may have an additional plan set up solely to sell securities as necessary to satisfy tax-withholding obligations arising exclusively from the vesting of a compensatory award, otherwise known as “sell-to-cover” transactions.

Contact the Company’s CFO if you have questions.

5.5.
You may not enter into more than one “single-trade plan” in any 12-month period. For these purposes, “single-trade plan” means a Rule 10b5-1 Trading Plan that is designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. Rule 10b5-1 Trading Plans for qualified sell-to-cover transactions with respect to certain compensatory awards are not included in this limit.
5.6.
If you enter into a Rule 10b5-1 Trading Plan, you must do so in good faith and must act in good faith with respect to such plan.
5.7.
If you have a previously approved Rule 10b5-1 Trading Plan in place, the Company will not sign any request to amend or modify such plan following any date you cease being a Director, Section 16 Officer, or employee, subject to limited case-by-case waivers by the Company’s CFO after consultation with the Company’s GC. Keep in mind, however, you may not trade in the Company’s securities while in possession of material non-public information even after you are no longer are a Director, Section 16 Officer, or employee.

6.
penalties for insider trading violations
6.1.
Penalties for trading on or tipping material non-public information can be severe, including prison sentences, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory at all times.
6.2.
Trading on inside information is a crime. If you are convicted of insider trading, you can face up to $5 million in fines and a maximum 20-year prison sentence. Business entities that are found guilty of insider trading face up to $25 million in fines and participants in the scheme can also be imprisoned for up to 20 years.
6.3.
The SEC also has the authority to seek a civil monetary penalty of up to three times the amount of the profit gained or loss avoided as a result of an individual’s insider trading. The SEC may also impose control person liability on the Company for up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by insider trading. In addition to civil penalties, the SEC may seek other relief such as an injunction against future violations and disgorgement of profits resulting from illegal trading. Finally, private parties may bring actions against any person purchasing or selling a security while in the possession of material non-public information.
6.4.
On occasion, it may be necessary for legitimate business reasons to disclose material non-public information to persons outside the Company. Such persons might include outside Company auditors and legal counsel, commercial bankers, investment bankers, and companies seeking to engage in a strategic transaction with the Company. In such circumstances, the information should not be conveyed until an express agreement has been reached to maintain the information in confidence, to provide that such information is not to be used for trading purposes, and to mandate that such information may not be further disclosed other than for legitimate business reasons.
6.5.
Any Director, Section 16 Officer, or employee who violates the prohibitions against insider trading or knows of such violation by any other persons must report the violation immediately to the Company’s CEO, CFO, or GC. Upon learning of any such violations, the Company will determine whether it should publicly release any material non-public information and/or report the violation to the appropriate governmental authority.
6.6.
Your failure to comply with this Policy at all times will be grounds for disciplinary action by the Company, up to and including dismissal for cause.
7.
DEFINITIONS
7.1.
“Inside (or “non-public”) Information.”
7.1.1.
Inside (or “non-public”) information is material information about the Company that has not been disclosed through wide dissemination to the public. Information generally becomes public when it has been disclosed by the Company or third parties to achieve broad, non-exclusionary distribution to the investing public through recognized channels of distribution, without favoring any person or group and public investors have had a reasonable period of time to absorb and react to the information. Generally, information which has not been available to the investing public for at least 48 business hours’ time during which the Nasdaq stock market is open for trading, after formal release is considered to be non-public. Recognized channels of distribution include press releases or other public statements, including any publicly disclosed filing with the SEC.
7.1.2.
Inside or non-public information may include, among other things, strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments; projections or prospects; a change in control or a significant change in management; impending securities splits, securities dividends, or changes in dividends to be paid; a call of securities for redemption; and, most frequently, financial results. Furthermore, non-public information may be information available to a select group of analysts or brokers or institutional investors; undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally 48 hours).
7.2.
“Material Information.”
7.2.1.
Information is material if there is a likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell the Company’s securities. Any information that could reasonably be expected to affect the price of the Company’s securities is material for these purposes. In this regard, potential market reaction or sensitivity to the information is a key consideration. Moreover, although multiple pieces of information may not be material individually, if the aggregate effect of those pieces, when they become public, would alter the “total mix” of available information and result in a reevaluation of the Company’s securities, then such pieces of information are considered material. Material information can be positive or negative. While it is not possible to identify in advance all information that will be deemed to be material, examples of potentially material information include the following:
▪
Financial results, including earnings information and quarterly results;
▪
Known but unannounced future earnings or losses;
▪
Guidance on earnings estimates;
▪
Execution or termination of a significant financing arrangement;
▪
Information relating to a pending or proposed merger or other acquisition, disposition, or joint venture;
▪
Information relating to the disposition or acquisition of significant assets;
▪
Changes in financial liquidity;
▪
Events regarding the Company’s securities, including defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividend policy, and changes to rights of securityholders;
▪
New equity or debt offerings (public or private);
▪
Significant cybersecurity attacks, including, but not limited to, ransomware events;

▪
Significant increases or decreases in the amount of outstanding securities or indebtedness;
▪
Significant developments (whether positive or negative) in material pending litigation;
▪
Significant litigation exposure because of actual or threatened litigation;
▪
Changes in auditors or a determination that the Company’s financial statement can no longer be relied upon;
▪
Changes in senior management;
▪
Significant changes in compensation policy and the granting of options or payment of other compensation to Directors or Company officers;
▪
Significant non-routine transactions with Directors, Company officers, or principal security holders; and
▪
Bankruptcies, receiverships, or reorganizations.
7.2.2.
It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with the Company’s CFO.
8.
REFERENCE

See also:

INVESTOR-001A Pre-Clearance Form for Rule 10b5-1 Trading Plans – Restricted Employees, and Section 16 Officers other than Outside Directors

9.
CERTIFICATION

Please sign, date, and return the attached Certification stating that you received the Company’s Policy on Inside Information and Insider Trading regarding insider trading and the preservation of the confidentiality of material non-public information and related procedures, and that you agree to comply with it. The Company will deem you to be bound by this Policy whether or not you sign the Certification.

CERTIFICATION

I hereby certify as follows:

a. I have read and understand this Policy on Inside Information and Insider Trading, a copy of which was distributed with this Certificate;

b. I have complied with the policy;

c. I will continue to comply with the policy;

d. I will either (i) make an Immediate Trade during an open window as described in Section 4.5 or (ii) request prior clearance of all Rule 10b5-1 Trading Plans and all proposed sales or acquisitions of securities of the Company, except for an Immediate Trade; and

e. I will report all transactions in securities of the Company in writing to the Company’s CFO.

Signature:

Name:

(Please print)

Department or Title:

Employee #:

Date:

NOTE: Certifications “d” and “e” above relate only to Directors, Section 16 Officers, and restricted employees. They do not relate to non-restricted employees.